Exhibit 10.8

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (i) NOVEMBER 17, 2014; AND (ii) THE DATE THE ISSUER BECOMES A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

MDNA LIFE SCIENCES INC.

8% SECURED CONVERTIBLE NOTE

USD [INFO] [amount will vary]

Issuance Date: November 17, 2014 (“Issuance Date”)

This 8% SECURED CONVERTIBLE NOTE (the “Note”) is one of a series of 8% Secured Convertible Notes issued or to be issued by MDNA LIFE SCIENCES INC., a corporation organized under the laws of the State of Delaware (the “Company"), pursuant to an Agreement of Purchase and Sale dated October 7, 2014 between Mitomics Inc., Dodick Landau Inc., solely in its capacity as court appointed receiver of Mitomics Inc. and not in its personal capacity, and 2436884 Ontario Inc. (“2436884”) and an amending agreement dated October 23, 2014 and subsequently assigned to the Company pursuant to an assignment and assumption agreement dated November 10, 2014 (collectively the “Purchase Agreement”). Certain capitalized terms used herein are defined in Section 22, below.

FOR VALUE RECEIVED, the Company hereby promises to pay to [INFO] or registered assigns (the “Holder") the principal sum of [INFO] (♦INFO) (the “Principal”) when due, whether on November 17, 2019 (the “Maturity Date”), by acceleration, redemption or otherwise (in each case in accordance with the terms of this Note) and to pay interest on any outstanding Principal (“Interest”) at the applicable interest rate from November 17, 2016 (the “Second Anniversary Date”) until the same becomes due and payable, whether upon an Interest Payment Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms of this Note).

1.	Payments of Principal. The Principal due under this Note shall be paid by the Company as set out in this Article 1.

a.	On Maturity Date

On the Maturity Date, the Company shall pay to the Holder an amount representing all outstanding Principal and accrued and unpaid Interest thereon by way of bank draft, certified cheque or wire transfer subject to the Holder’s right to convert under subsection 3(a).

b.	Repayment Rights of Company

The Company may call the Note and prepay the Principal and accrued but unpaid Interest upon sixty (60) days prior notice (the “Prepayment Notice”) if (i) the Company shall undertake and/or participate in an initial public offering under any applicable securities legislation or the Company’s common shares (the “Shares”) become actively traded on an Eligible Market or (ii) on the occurrence of a Change of Control, provided that the Holder shall not, within thirty (30) days following receipt of the Prepayment Notice, exercise the Conversion Right set out in Article 3 herein. Should the Holder exercise the Conversion Rights prior to the receipt of a Prepayment Notice by the Company, or within thirty (30) days thereafter, the provisions in section 3(a) shall prevail and this section 1(b) shall be suspended pending completion of such conversion. The Company must provide the Holder sixty (60) days written notice of any proposed prepayment.

2.	Interest; Interest Rate; Default Interest Rate. Interest on this Note shall: (a) accrue annually on the outstanding Principal commencing on the Second Anniversary Date and (b) be payable in cash in arrears annually beginning on November 17, 2017 and continuing on November 17 of each year thereafter during which this Note remains outstanding until the Maturity Date (each, an “Interest Payment Date”). Interest shall be paid to the registered holder of this Note. Absent an Event of Default (as defined in Section 4), Interest on the outstanding Principal shall accrue at the rate of 8% per annum (the “Interest Rate”). During the existence and continuance of an Event of Default, the outstanding Principal shall accrue Interest at a rate of 18.00% per annum (the “Default Rate”); provided, however, that if such Event of Default is subsequently cured, then the rate of Interest on the Note will be reduced from the Default Rate to the Interest Rate on the date of such cure.

3.	Conversion of Note. This Note shall be convertible into Class A Common Shares (the “Conversion Shares”) on the terms and conditions of this Section 3.

a.	Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date up to and including the date that is thirty (30) days following receipt of a Prepayment Notice, the Holder shall be entitled to convert any Conversion Amount (as defined in Section 3(b)(i) into fully paid and nonassessable Conversion Shares in accordance with Section 3(c), at the Conversion Rate (as defined in Section 3(b). The Company shall not issue any fractional Conversion Shares upon any conversion. If the issuance would result in the issuance of a fractional Conversion Share, then the Company shall round such fractional Conversion Share up to the next whole Conversion Share. (For example, 999.1 shares shall be rounded up to 1,000 shares). The Company shall pay any and all expenses of issuance, including transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Conversion Shares.

b.	Conversion Rate. The number of Conversion Shares issuable upon conversion of any Conversion Amount shall be at the conversion rate (the “Conversion Rate”) of 1.66 Class A Common Shares for every $1.00 U.S. of the Conversion Amount.

i.	“Conversion Amount” means the sum of (A) the amount of outstanding Principal to be converted with respect to which this determination is made, plus (B) the amount of accrued and unpaid Interest with respect to such Principal.

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c.	Mechanics of Conversion.

i.	To convert any Conversion Amount into Conversion Shares on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile or other electronic delivery means (email), or otherwise personally delivery , for receipt on or before 5:00 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached as Exhibit I (the “Conversion Notice”) to the Company and (B) surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or provide an indemnification undertaking acceptable to the Company with respect to this Note in the case of its loss, theft or destruction). On or before the second (2nd) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Business Day following the date of receipt of a Conversion Notice, the Company shall issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder, for the number of Conversion Shares to which the Holder shall be entitled. Notwithstanding anything herein to the contrary, the Company shall not be obligated to issue any Conversion Shares until this Note is physically surrendered to the Company, or the Holder notifies the Company that this Note has been lost, stolen or destroyed and provides an indemnification undertaking acceptable to the Company to indemnify the Company from any loss incurred by it in connection therewith. If the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than four (4) Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder a new Note (in accordance with Section 12(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the Conversion Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Conversion Shares.

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ii.	Company’s Failure to Timely Convert. If the Company shall fail to issue a certificate to the Holder or credit the Holder’s balance account with OTC for the number of Conversion Shares which the Company is obligated to issue to the Holder upon conversion of any Conversion Amount on or prior to the date which is three (3) Business Days after the Conversion Date (a “Conversion Failure”), then the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued before the date of such notice pursuant to this Section 3(c)(ii) or otherwise. In addition to the foregoing, if within three (3) Business Days after the Company's receipt of the facsimile (or otherwise delivered) copy of a Conversion Notice, the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder's balance account with OTC for the number of Conversion Shares to which the Company is obligated to issue to the Holder upon conversion of any Conversion Amount or on any date of the Company’s obligation to deliver Conversion Shares as contemplated pursuant to clause (b) below, and if on or after such Business Day the Holder purchases (in an open market transaction or otherwise) Shares to deliver in satisfaction of a sale by the Holder of Shares issuable upon such conversion that the Holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three (3) Business Days after the Holder's request and in the Holder's discretion, either (a) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the Shares so purchased (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate and the applicable portion of the Note will be deemed to have been converted, or (b) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (I) such number of Shares, times (II) the Closing Bid Price on the Conversion Date.

iii	Registration: Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of the Notes and the principal amount of the Notes held by such Holders (the “Registered Notes”), if this Note or any portion shall be transferred. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error. The Company and the Holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest hereunder, notwithstanding notice to the contrary. Subject to compliance with any requirements of applicable securities laws: (A) a Holder may assign or sell a Registered Note in whole or in part only by registration of such assignment or sale on the Register; and (B) upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 12.

iv.	Pro Rata Conversion: Disputes. In the event that the Company receives a Conversion Notice from more than one Holder of the Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each Holder of the Notes electing to have Notes converted on such date a pro rata amount of such Holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such Holder relative to the aggregate principal amount of all the Notes submitted for conversion on such date. In the event of a dispute as to the number of Conversion Shares issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of Conversion Shares not in dispute and resolve such dispute in accordance with Section 13.

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d.	Limitations on Conversions: Beneficial Ownership.

i.	The Company shall not be obligated to issue any Conversion Shares upon conversion of this Note if the issuance of such shares would exceed the aggregate number of Shares which the Company may issue upon conversion of the Notes without breaching the Company’s obligations under the rules or regulations of the Principal Market or any other Eligible Market on which the Conversion Stock is then quoted or listed (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its shareholders as required by the applicable rules of the Principal Market (or such Eligible Market, as applicable) for issuances of Shares in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Holder or Agent. Unless such approval or written opinion is obtained, no Holder of the Notes shall be issued in the aggregate upon conversion of Notes, Conversion Shares in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the sum of the aggregate Original Principal Amount of the Notes purchased by such Holder of outstanding Notes and the denominator of which is the sum of the aggregate Original Principal Amount of the Notes purchased by all Holders of outstanding Notes (with respect to each Holder, the “Exchange Cap Allocation”). In the event that any Holder shall sell or otherwise transfer any of such Holder’s Notes, the transferee shall be allocated a pro rata portion of such Holder's Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any Holder of Notes shall convert all of such Holder’s Notes into a number of Conversion Shares which, in the aggregate, is less than such Holder’s Exchange Cap Allocation, then the difference between such Holder’s Exchange Cap Allocation and the number of Conversion Shares actually issued to such Holder shall be allocated to the respective Exchange Cap Allocations of the remaining Holders of Notes on a pro rata basis in proportion to the aggregate Outstanding Principal amount of the Notes then held by each such Holder.

e.	Forced Conversion. The Company shall have the right upon fifteen (15) days written notice, to require the Holder to convert this Note to Conversion Shares at the Conversion Rate at any time in the event of any of the following:

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i.	The Company shall undertake and/or participate in an initial public offering under any applicable securities legislation or the Company’s common shares shall become actively traded on any Eligible Market;

ii.	In the event of any amalgamation, merger, consolidation or similar transaction with any corporation dealing at arm’s length with the Company or the Company entering into any agreement that proposes or provides for any of the foregoing;

iii.	In the event the Company shall enter into any agreement for the sale of a majority of its assets which transaction is approved by the shareholders of the Company holding shares representing 66% of the total votes of the Company (calculated without reference to the Conversion Shares); and

iv.	In the event any Fundamental Transaction is proposed, offered or entered into, which Fundamental Transaction is conditional upon the bidder acquiring all of the issued and outstanding shares and which bid is acceptable to the shareholders of the Company holding shares representing 66% of the total votes of the Company (calculated without reference to any Conversion Shares).

4.	Event of Default. Unless otherwise waived by the written consent of the Holder or Agent, each of the following events shall constitute an “Event of Default”:

a.	Once, if ever, the Shares become traded on an exchange or over-the-counter market, the suspension from trading or failure of the Shares to be listed on any Eligible Market for a period of five (5) consecutive Business Days or for more than an aggregate of fifteen (15) Business Days in any 365-day period;

b.	the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Conversion Shares within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any Holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into Conversion Shares complies with the provisions of the Notes, other than pursuant to Section 3(d);

c.	the Company’s failure to pay to the Holder any amount of Principal, Interest or other amounts by the tenth (10th) Business Day following the date when due under this Note (including, without limitation, the Company’s failure to pay any Redemption Prices hereunder);

d.	if the Company petitions or applies to any tribunal for the appointment of a trustee, receiver or liquidator or commences any proceedings under any bankruptcy, insolvency, proposal, readjustment of debt or liquidation or law of any jurisdiction, whether now or hereafter in effect;

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e.	if any petition or application for appointment of a trustee, receiver or liquidator is filed, or any proceedings under any bankruptcy, insolvency, proposal, readjustment of debt, or liquidation law are commenced, against the Company which is not opposed in good faith, or an order, judgment or decree is entered appointing any such trustee, receiver, or liquidator, or approving the petition in any such proceeding;

5.	Rights Upon Change of Control. No later than ten (10) Business Days prior to the consummation of a Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period commencing on the earlier to occur of (a) any definitive written agreement by the Company, which upon consummation of the transaction contemplated thereby would reasonably be expected to result in a Change of Control, and (b) the Holder’s receipt of a Change of Control Notice and ending on the consummation of such Change of Control, Holders shall have the right, provided that the Company shall not, prior to the exercise of the Holder’s rights herein or within fifteen (15) Business Days thereafter, exercise the Forced Conversion Rights set out in 3(e) herein, to require the Company to repurchase the Notes, in whole or in part, in the discretion of each Holder, at a price equal to the outstanding Principal plus accrued but unpaid interest, fees or penalties due (in the aggregate, the “Redemption Price”) by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Redemption Price of this Note. For greater certainty, the Holder’s rights under this section 5 are expressly subject to and subordinate to the Company’s Forced Conversion Rights set out in section 3(e) herein and, in the event the Company shall exercise its Forced Conversion Rights, the rights of the Holder to require redemption under this section 5 shall be of no further force and effect. Redemptions under this Section 5 shall be made in accordance with the provisions of Section 8 and Section 12. To the extent redemptions required by this Section 5 are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, but subject to Sections 3(d) and (e), until the Redemption Price (together with any interest thereon) is paid in full, such amount will continue to accrue interest at the applicable rate, or, at the sole option of the Holder, the Holder could determine to convert any Conversion Amount into Conversion Shares, and, if so converted, the Holder shall not be entitled to receive the Redemption Price with respect to such Conversion Amount.

6.	Conversion Price Adjustments. If the Company at any time on or after the Issuance Date subdivides (by any stock dividend, stock split, recapitalization or otherwise) outstanding Shares into a greater number of Shares, then the Conversion Rate in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) outstanding Shares into a smaller number of Shares, then the Conversion Rate in effect immediately prior to such combination will be proportionately adjusted.

7.	Non-Circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or By-Laws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note.

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8.	Redemptions.

a.	Mechanics. If the Holder shall have submitted a Change of Control Redemption Notice in accordance with Section 5 which is valid and not superseded by the Company’s Forced Conversion Rights, then the Company shall deliver the Redemption Price to the Holder (i) concurrently with the consummation of such Change of Control if such notice is received within the period of time commencing ten (10) Business Days prior to the consummation of such Change of Control and (ii) within ten (10) Business Days after the Company’s receipt of such notice if received prior to the date that is ten (10) Business Days prior to the consummation of such Change of Control. In the event of a redemption of a Conversion Amount which is less than all of the outstanding Principal of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 12(d) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price has not been paid. Upon the Company’s receipt of such notice, (a) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount, (b) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 12(d) to the Holder representing such Conversion Amount to be redeemed and (c) the Conversion Rate of this Note or such new Notes shall be adjusted to the Conversion Price as in effect on the date on which the applicable Redemption Notice is voided.

b.	Redemption by Other Holders. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the twenty (20) Business Day period beginning on and including the date which is five (5) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is fifteen (15) Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all amounts designated in such Redemption Notice and such Other Redemption Notices received during such twenty (20) Business Day period, due to any applicable laws, regulations, or orders in any jurisdiction, then the Company shall redeem a pro rata amount from each Holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such twenty (20) Business Day period.

9.	Voting Rights. This Note shall not entitle the Holder to any of the rights of a shareholder of the Company, including, without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of shareholders or any other proceedings of the Company, unless and to the extent converted into Conversion Shares in accordance with the terms hereof.

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10.	Usury Savings Clause. This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum rate which the Company is permitted by applicable law to agree to pay. If, by the terms of this Note, the Company is at any time required or obligated to pay interest on the outstanding balance at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the outstanding balance.

11.	Vote to Issue or Change the Terms of Notes. Except as otherwise provided herein, this Note may not be amended without the written consent of the Holder and the Company.

12.       Reissuance of this Note.

a.	Transfer. If the Holder seeks to transfer this Note subject to and in compliance with applicable laws, then the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 12(d), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 12(d) to the Holder representing the outstanding Principal not being transferred. No Note may be transferred unless such transfer complies with all laws, including without limitation, all applicable securities laws.

b.	Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company acceptable to the Company and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 12(d) representing the outstanding Principal. The Company may, at its discretion, require the holder to provide adequate surety or bond of indemnity, prior to delivering the Holder a replacement Note.

c.	Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 12(d) and in Principal amounts of at least $10,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

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d.	Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 12(a) or Section 12(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest on the Principal from the Issuance Date.

13.	Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Note including any question regarding its existence, interpretation, validity, breach or termination or the business relationship created by it shall be referred to and finally resolved by arbitration under the Canadian Arbitration Association Arbitration Rules. The place of the arbitration shall be Toronto, Ontario, Canada unless parties to the arbitration agree otherwise. There shall be one (1) arbitrator. An oral hearing need not be held and there will be no appeal from the decision of the Arbitral Tribunal on questions of fact, law, or mixed fact and law.

14.	Remedies and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief). Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

15.	Payment of Collection, Enforcement and Other Costs. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

16.	Construction: Headings. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

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17.	Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

18.	Notices: Payments.

a.	Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given as follows:

i.	The Company:

#413 – 96 High Street North, Thunder Bay, Ontario, P7A 5R3

ii.	The Holder:

#413 – 96 High Street North, Thunder Bay, Ontario, P7A 5R3

and shall include in reasonable detail a description of any action for which the Company is required to provide notice to the Holder and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Shares, (B) with respect to any pro rata subscription offer to holders of Shares, or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

b.	Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in USD Dollars by a cheque drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing; provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Payment Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

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19.	Cancellation. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

20.	Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

21.	Governing Law. This Note shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

22.	Certain Definitions. For purposes of this Note, the following terms shall have the following meanings:

a.	“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

b.	“Agent” means the agent for the purposes of giving and receiving notices under this Note and who is duly authorized by the Holder, in writing, to act and make all decisions for and on behalf of the Holder, it being specifically acknowledged that the Holder shall not be entitled to receive notices or exercise any authority except through the Agent while appointed.

c.	“Business Day” means any day that banks are generally open for business in the province of Ontario, excluding Saturdays, Sundays and statutory and civic holidays

d.	“Change of Control” means any Fundamental Transaction other than (i) any consolidation or merger of the Company, or any reorganization, recapitalization or reclassification of the Shares, in which holders of the Company's voting power immediately prior to such consolidation, merger, reorganization, recapitalization or reclassification continue after such consolidation, merger, reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respect, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such consolidation, merger, reorganization, recapitalization or reclassification; or (ii) a Fundamental Transaction (A) in which at least one-half of the members of the Company’s Board of Directors immediately prior to such transaction remain as members of the Company’s Board of Directors immediately after such transaction or (B) in which the replacement of more than one-half of the members of the Company’s Board of Directors immediately after such transaction is approved by a majority of those individuals who are members of the Company’s Board of Directors immediately prior to such transaction.

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e.	“Closing Bid Price” means, for any security as of any date, the last closing bid price for such security on the Principal Marketer, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price then the last bid price of such security prior to 4:00 p.m., New York Time or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security. If the Closing Bid Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 13. All such determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

f.	“Eligible Market” means the Principal Market, The New York Stock Exchange, the NYSE MKT, The NASDAQ Global Select Market, The NASDAQ Capital Market, The NASDAQ Global Market, the OTC Bulletin Board, the OTC Pink Sheets, the TSX or the TSX-V.

g.	“Fundamental Transaction” means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, or (ii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iii) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (iv) reorganise, recapitalise: or reclassify the Voting Stock of the Company or (B) any “person" or “group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate Voting Stock of the Company.

h.	“GAAP” means IFRS, or equivalent in governing jurisdiction.

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i.	“Other Redemption Notice” means a notice from any of the Holders of the other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 5.

j.	“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

k.	“Principal Market” means the principal trading market for the Shares.

l.	“Registration Condition” means that the resale of the Conversion Shares shall have been registered under the Securities Act of 1933, as amended, and that such registration continues to be effective and available for such resale.

m.	“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

IN WITNESS WHEREOF, the Company has caused this 8% Secured Convertible Note to be duly executed as of the Issuance Date set out above.

MDNA LIFE SCIENCES INC.

By:
Name:
Title:

The undersigned, being the above mentioned Holder of this Note, hereby accepts and agrees to the foregoing terms governing the rights, privileges and obligations of each of the Company and the Holder herein.

Print Name:

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EXHIBIT I

MDNA LIFE SCIENCES INC.

CONVERSION NOTICE

Reference is made to the 8% Convertible Note (the “Note’') issued to the undersigned by MDNA MDNA LIFE SCIENCES INC. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the amount of the outstanding Principal (as defined in the Note) of the Note indicated below into shares, no par value (the “Shares”) of the Company, as of the date specified below. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Note.

1.	Date of Conversion:

2.	Amount of outstanding Principal to be converted:

3.	Amount of accrued and unpaid Interest on such outstanding Principal:

4.	Total Conversion Amount (Sum of lines 2 and 3):

5.	Please confirm the following information:

Conversion Price:

Number of Shares to be issued in respect of the Conversion Amount:

6.	Please issue the Shares into which the Note is being converted in the following name and to the following address:

Name of Holder:

Address:

Facsimile Number:

Telephone Number:

By:
Title:
Dated:

Holder Requests Delivery to be made: (check one)

[ ] By Delivery of Physical Certificates to the Above Address

[ ] Through Depository Trust Corporation

(Account_________________)

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ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs ___________________[the Transfer Agent, if any] to issue the above indicated number of Shares in accordance with the Transfer Agent Instructions dated ____________, 2014 from the Company and acknowledged and agreed to by _______________________ [the Transfer Agent, if any].

MDNA LIFE SCIENCES INC.

By:
Title:
Dated: